UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Intrusion Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Intrusion Inc. (the "Company") is filing these definitive additional soliciting materials under Schedule 14A pursuant to Rule 14a-6(k) under the Securities Exchange Act of 1934, as amended.

These materials consist of communications with Intrusion Inc. stockholders regarding the matters up for stockholder vote at the Company's 2026 Annual Meeting of Stockholders to be held on Thursday, August 27, 2026, at 9:00 a.m. Central Time. The attached materials include:

•	Chairman and CEO Letter to Shareholders concerning the launch of the 'Complete the Transformation' communication campaign (Exhibit 99.1).
•	Press Release announcing the launch of the 'Complete the Transformation' shareholder communications campaign ahead of the 2026 Annual Meeting (Exhibit 99.2).
•	Key Acquisition Highlight Fact Sheet detailing the strategic, financial, and operational impact of the VigilAigent transaction (Exhibit 99.3).
•	Conversation-Driven Shareholder Series Social Media Campaign Materials (Exhibit 99.4).
•	Complete Strategic Shareholder Frequently Asked Questions (FAQ) (Exhibit 99.5).

All materials filed herewith relate to the Definitive Proxy Statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on July 20, 2026 (the "Definitive Proxy Statement"). Stockholders are urged to read the Definitive Proxy Statement and any other relevant documents filed with the SEC carefully and in their entirety because they contain important information concerning the proposals to be acted upon at the 2026 Annual Meeting of Stockholders.

Note on Voting Eligibility for Proposal 3: In accordance with Nasdaq Rule 5635 and IM-5635-2, the 2,223,549 shares of Common Stock issued to VigilAigent Corp. (Seller) at the First Closing on June 29, 2026, are not entitled to vote on Proposal 3, and any votes cast by such shares on Proposal 3 will be disregarded for purposes of determining whether Proposal 3 is approved.

Participants in the Solicitation: Intrusion Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2026 Annual Meeting. Information regarding the directors and executive officers and their ownership of Common Stock is set forth in the Definitive Proxy Statement filed on July 20, 2026. Stockholders may obtain additional information regarding the interests of such participants by reading the Definitive Proxy Statement.

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INDEX TO EXHIBITS

Exhibit No.	Description
EX-99.1	Chairman and CEO Letter to Shareholders Re: 'Complete the Transformation' Communication Campaign
EX-99.2	Press Release: Intrusion Launches 'Complete the Transformation' Shareholder Campaign Ahead of 2026 Annual Meeting
EX-99.3	Key Highlight of Acquisition Fact Sheet (VigilAigent Transaction)
EX-99.4	INTZ Social Media Campaign v2 - Conversation-Driven Shareholder Series (Complete with Disclosure Footers)
EX-99.5	INTZ Shareholder FAQ - Strategic Edition (Complete Q&A Draft with Enhanced Risk Disclosures)

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